EXHIBIT 22


TOWN & COUNTRY CORPORATION AND SUBSIDIARIES

Subsidiaries of the Registrant


Set forth below is a list of the Registrant's subsidiaries (1) as of February 26, 1995, with their state or other jurisdiction of incorporation, names under which they do business, and the percentage of their voting securities owned by the Registrant as of such date:



                                                                       Percent
Name                                          Incorporation and Date   Ownership

Essex International Public Company Limited    Thailand, 1984            70%
Gold Lance, Inc.                              Massachusetts, 1986      100%
L.G. Balfour company, Inc.                    Delaware, 1992           100%
Anju Jewelry Limited                          Hong Kong, 1973          100%
Town & Country Fine Jewelry Group, Inc. (2)   Massachusetts, 1991      100%
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     (1)  Excluded  are  the  names  of  particular  subsidiaries,  which,  when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of February 26, 1995.

     (2) Verilyte Gold, Inc. and Feature Enterprises, Inc. were merged into Town & Country Fine Jewelry Group, Inc. as of May 14, 1993.